Exhibit 23.2
Drewry Shipping Consultants Ltd., Drewry House, Meridian Gate, 213 Marsh Wall, London E14 9FJ, England
Telephone: +44 (0) 20 7538 0191 Facsimile: +44 (0) 20 7987 9396 Email: enquiries@drewry.co.uk Website: www.drewry.co.uk
Diana Containerships Inc
c/o Diana Shipping Services S.A.
Pendelis 16,
175 64 Palaio Faliro
Athens, Greece
May 23, 2011
Dear Sir/Madam:
Reference is made to the Form F-1 registration statement (the “Registration Statement”), relating to the public registration of common shares of Diana Containerships Inc. (the “Company”). We hereby consent to all references to our name in the Registration Statement, including the use of the information supplied by us set forth in the sections entitled “Risk Factors,” “Summary-Market Opportunity” and “The International Containership Sector.” We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:
•	We have accurately described the international containership sector; and

•	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the containership sector.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company on Form F-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts.”

Yours sincerely
/s/ Nigel Gardiner
Nigel Gardiner
Managing Director Drewry Shipping Consultants Ltd

Drewry Shipping Consultants Limited — registered in London, England No. 3289135